090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

12 RETECH CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

5.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is One Billion Fifty Million (1,050,000,000) shares, consisting of (a) One Billion (1,000,000,000) shares of Common Stock, par value $0.00001 per share (the "Common Stock") and (b) Fifty Million (50,000,000) shares of preferred stock, par value $0.00001 per share (the "Preferred Stock"), such Preferred Stock to have such designations, rights, qualifications, preferences, limitations, and terms of the shares of any series of Preferred Stock as the Board of Directors may determine from time to time. A description of the classes of shares and a statement of the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51% or greater

4. Effective date and time of filing: (optional) Date: March 14, 2018 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature], CEO

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.